#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS RELEASE

NR09-06

March 11, 2009

Dorato Announces $5.0MM Private Placement

March 10, 2009 Vancouver, British Columbia -- Dorato Resources Inc. (TSXV:DRI) ("Dorato" or the “Company”) is pleased to announce that is has negotiated a private placement with Canaccord Capital Corporation (the “Agent”) of up to 10,000,000 units (the “Units”) at a price of C$0.50 per Unit for gross proceeds of up to C$5,000,000 (the “Offering”).

The Company has also granted the Agent an option to solicit an additional 2,000,000 Units to raise additional gross proceeds of up to C$1,000,000 exercisable 48 hours prior to closing.

Each Unit shall consist of one common share in the Company (“Share”) and one half of one common share purchase warrant of the Company (“Warrant”) exercisable for a period of 24 months from closing. Each whole Warrant shall be exercisable into one common share of the Company at a price of $0.65 per share.

If over a period of 20 consecutive trading days after the period which is four months and a day after the issuance of the Warrants, the volume weighted average closing price of the Company's common shares on the TSX Venture Exchange exceeds $2.00, the Company may provide, in writing, notice to each of the holders of such Warrants, within 30 days of such occurrence, that the Warrants will expire on the 30th day following such notice.

Franco-Nevada Corporation and the Company have agreed in principle that Franco-Nevada will subscribe to 2MM Units in the private placement, subject to completion of mutually agreeable documentation of their agreement.

The Company intends to use the net proceeds from the Offering for exploration of its mineral properties and for general working capital purposes.

The Offering is subject to regulatory approval and all securities issued in conjunction with the Offering will be subject to a four month hold period following closing.

About Dorato Resources Inc.

Dorato is a mineral exploration company focused on the emergent, world-class Cordillera Del Condor Gold-Copper Belt in northwest Peru, adjacent to the Ecuadorian border.  The property represents the geological continuation of the prolific Ecuadorian territory, where world-class gold-bearing epithermal and copper-gold porphyry mineralization has been discovered and delineated.  Dorato, through a series of option agreements, now has the right to become the first mover on the Peruvian side of the Belt through a highly prospective and unexplored land package, exceeding 800 square kilometres in area.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) “Keith J. Henderson”
President and CEO

For further information please contact:

Manager- Corporate Communications & Investor Relations

Email: info@doratoresources.com

Phone: 604-638-5817/ Fax: (604) 408-7499

The securites offered have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt form the registration requirements of the U.S. Securities Act and applicable state securities laws.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding intentions with respect to the Offering, are forward-looking statements.  Forward-looking statements involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from Dorato's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases; fluctuations in metal prices and currency exchange rates, and other risks and uncertainties disclosed in Dorato's documents filed with applicable securities regulatory authorities from time to time.  Dorato's forward looking statements reflect the beliefs, opinions and projections on the date the statements are made.  Dorato assumes no obligation to update the forward looking statements of management beliefs, opinions, projections, or other factors should they change.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.